Exhibit 3.5

AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP
AND PARTNERSHIP AGREEMENT OF
NATIONAL PROPERTY INVESTORS 8, A CALIFORNIA LIMITED PARTNERSHIP

AMENDMENT dated as of September 5, 2008 to the Amended and Restated Certificate of Limited Partnership and Partnership Agreement of National Property Investors 8, a California Limited Partnership (the “Partnership”), dated as of May 1, 1985, as amended to date (the “Partnership Agreement”), between NPI Equity Investments, Inc., a Florida corporation (the “Managing General Partner”) and each of the limited partners of the Partnership (the “Limited Partners”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

WHEREAS, the Managing General Partner and the Limited Partners desire to amend the Partnership Agreement to extend the term of the Partnership; and

WHEREAS, the amendment to the Partnership Agreement reflected in this Amendment have been authorized in accordance with Paragraph 16.2.4 of the Partnership Agreement.

NOW, THEREFORE, it is expressly agreed by and between the parties hereto that the Partnership Agreement shall be hereby amended in the following manner:

1.  Paragraph 4 of the Partnership Agreement is hereby amended in its entirety as follows:

“The Partnership commenced as of the 26th day of June, 1984, and shall continue until the 31st day of December, 2021, unless previously terminated in accordance with the provisions of this Partnership Agreement.”

2.  Except as modified by this Amendment, the Partnership Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 5th day of September 2008.

GENERAL PARTNER:

By:    NPI Equity Investments, Inc., the Managing General Partner

By: /s/Derek McCandless

Derek McCandless, Senior Vice President

LIMITED PARTNERS:

By:    NPI Equity Investments, Inc., as attorney-in-fact for Limited Partners owing greater than a majority of the outstanding Units of the Partnership

By: /s/Derek McCandless

Derek McCandless, Senior Vice President

STATE OF Colorado                               )

                                                                        )     ss.

county of Denver                                 )

The foregoing instrument was acknowledged before me this 5th day of September, 2008 by Derek McCandless, Senior Vice President of NPI Equity Investments, Inc, a Florida corporation, as the managing general partner on behalf of National Property Investors 8, a California Limited Partnership, and as attorney-in-fact for the limited partners owing greater than a majority of the outstanding units of such partnership by virtue of the authority contained in powers of attorney filed with such partnership and duly executed by said limited partners in favor of NPI Equity Investments, Inc.

/s/Melanie A. Vicknair

Melanie A. Vicknair

Notary Public

My Commission Expires:

04/29/2010

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